Exhibit 5.1

Our ref                   JVZ/821615-000002/28657085v4

Wellchange Holdings Company Limited

Maples Corporate Services Limited

PO Box 309, Ugland House, Grand Cayman

KY1-1104, Cayman Islands

25 March 2024

Dear Sirs

Wellchange Holdings Company Limited

We have acted as Cayman Islands legal advisers to Wellchange Holdings Company Limited (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments and supplements thereto (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended relating to the proposed initial public offering by the Company of up to 1,100,000 ordinary shares, par value US$0.00005 per share (the “Shares”) (or up to or 1,265,000 Shares if the underwriter’s over-allotment option as described therein is exercised in full) (the “IPO Shares”) and the resale of up to 900,000 Shares by Ocean Serene Holdings Limited.

We are furnishing this opinion as Exhibits 5.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 13 July 2023 issued by the Registrar of Companies in the Cayman Islands.

1.2	The amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 26 January 2024 (the “Pre-IPO Memorandum and Articles”).

1.3	The second amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 22 March 2024 and effective immediately prior to the completion of the Company’s initial public offering of the Shares (the “IPO Memorandum and Articles”).

1.4	The written resolutions of the directors of the Company dated 7 February 2024 (the “Share Issue Board Resolutions”).

1.5	The written resolutions of the directors of the Company dated 25 March 2024 (the “IPO Resolutions”, together with the Share Issue Board Resolutions, the “Board Resolutions”).

1.6	The written resolutions of the shareholders of the Company dated 22 March 2024 (the “Shareholders’ Resolutions”).

1.7	A certificate from the a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.8	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 22 March 2024 (the “Certificate of Good Standing”).

1.9	The Registration Statement.

1.10	The form of the warrant to be signed by the Company (the “Transaction Document”).

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions, we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Transaction Document has been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2	The Transaction Document is, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the “Relevant Law”) and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3	The choice of the Relevant Law as the governing law of the Transaction Document has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).

2.4	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.5	All signatures, initials and seals are genuine.

2.6	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Transaction Document.

2.7	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares.

2.8	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Transaction Document.

2.9	No monies paid to or for the account of any party under the Transaction Document or any property received or disposed of by any party to the Transaction Document in each case in connection with the Transaction Document or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.10	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

2.11	The Company will receive money or money’s worth in consideration for the issue of the Shares and none of the Shares were or will be issued for less than par value.

2.12	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$50,000 divided into 1,000,000,000 shares of par value US$0.00005 each.

3.3	Based solely on our review of register of members of the Company, Ocean Serene Holdings Limited is the registered holder of 900,000 Shares and such Shares are duly issued, fully paid and non-assessable.

3.4	The issue and allotment of the IPO Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the IPO Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

3.5	The issue of the warrants to the underwriters’ representative (such warrants, the “Representative’s Warrants”) as contemplated by the Registration Statement has been duly authorised.

3.6	The issue and allotment of the shares underlying the Representative’s Warrants (the “Warrant Shares”) as contemplated by the Registration Statement has been duly authorised and, when allotted, issued and paid for as contemplated by the Registration Statement and the terms of the Representative’s Warrants, the Warrant Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.7	The statements set forth in the Registration Statement under the caption “Risk factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” (save for the financial statements and its related schedules and the financial data contained therein to which we express no opinion), “Corporate History and Reorganization,” “Corporate Structure,” “Description of Share Capital,” “Enforceability of Civil Liabilities,” and “Legal Matters” “Taxation – Cayman Islands Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

4.1	The obligations assumed by the Company under the Transaction Document will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to protecting or affecting the rights of creditors and/or contributories;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction; and

(d)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences.

4.2	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.3	Under the Companies Act (As Revised), the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.4	In this opinion the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

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